Exhibit 10.10

WASHINGTON BANKING COMPANY

2010 AWARD AGREEMENT –

RESTRICTED STOCK

THIS AGREEMENT is entered into by and between Washington Banking Company (the “Company”) and John L. Wagner (“Executive”). The Company and Executive agree as follows:

Pursuant to the Company’s 2005 Stock Incentive Plan as presently in effect (the “Plan”), the Company hereby grants to Executive a Restricted Stock Unit award (“RSU”) for 11,257 units of WBCO stock at an award value of $143,754.00 (the “Grant”). The Grantee is awarded the right to receive shares (one share for each RSU) of WBCO common stock.

The date of this Grant is July 1, 2010 (the “Grant Date”). This Grant shall terminate on December 31, 2012 unless sooner terminated by reason of death, disability or other termination of status as a participant, as provided in the Plan.

Except as set forth in this Agreement, this Grant shall vest subject to the provisions of the Plan, in accordance with the following schedule:

Date	Percentage of RSUs Vested
December 31, 2010	33.33%
December 31, 2011	66.66%
December 31, 2012	100.00%

In the event of a Change in Control, as defined in the Plan, or upon the death of the Executive, all shares will become fully vested.

Notwithstanding anything in this Agreement or the Plan to the contrary, during the TARP Period, the shares subject to this Grant will vest no earlier than in accordance with the following schedule:

Event	Percentage of RSUs Vested
Repayment of 25% of TARP Proceeds	25.00%
Repayment of 50% of TARP Proceeds	50.00%
Repayment of 75% of TARP Proceeds	75.00%
Repayment of 100% of TARP Proceeds	100.00%

For purposes of this Agreement, “TARP Period” means the period beginning with the Company’s receipt of financial assistance from the United States Treasury Department (“Treasury”) and ending on the last date upon which any obligation arising from financial assistance from the Treasury (disregarding any warrants to purchase stock of the Company held by the Treasury) remains outstanding. “TARP Proceeds” means the aggregate financial assistance received from the Treasury under the Treasury’s Capital Purchase Program, established under the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009.

By way of example only, if 50% of the TARP Proceeds are repaid before the second anniversary of the Grant Date, the Executive will be vested in 50% of the Grant, rather than 66.66% of the Grant. But if 100% of the TARP Proceeds are repaid before the third anniversary of the Grant Date, the Executive will be vested in only 66.66% of the Grant, rather than 100%, and will vest in the remaining Grant upon the third anniversary of the Grant Date.

All of the terms and conditions of the Plan are incorporated by this reference as part of this Agreement as if such terms and conditions had been included in this Agreement. In addition, during the TARP Period, any interpretation of this Agreement and the vesting of shares hereunder will be subject to the provisions of the “TARP Standards for Compensation and Corporate Governance” set forth in 31 C.F.R Part 30.

EXECUTED as of July 1, 2010.

EXECUTIVE:	WBCO:

WASHINGTON BANKING COMPANY

/s/John L. Wagner	/s/ Anthony B, Pickering
Anthony B. Pickering, Chairman